Exhibit 99.1

MURPHY USA ANNOUNCES COMPLETION OF THE SALE OF ITS
HEREFORD, TEXAS ETHANOL PLANT

EL DORADO, Arkansas, November 12, 2015 – Murphy USA Inc., (NYSE: MUSA) announced today that it has completed the sale of its wholly-owned Hereford, Texas ethanol plant to Green Plains, Inc.

Green Plains acquired the 100 million gallon per year facility in a transaction for approximately $94 million, which included the estimated working capital.

"The sale of the Hereford facility is another important step forward in delivering on our strategic commitment to divest non-core assets since our spin off,” said Andrew Clyde, President and CEO of Murphy USA. Clyde added, “The Hereford team managed an impressive two-year turnaround plan and improvement plan and put this facility on the map. I am confident that the Green Plains team will continue to be supportive of the employees, the plant and the community of Hereford.”

About Murphy USA
Murphy USA (NYSE:MUSA) is a leading retailer of gasoline and convenience merchandise with more than 1,300 stations located primarily in the Southwest, Southeast and Midwest United States. The company and its team of 10,000 employees serve an estimated 1.6 million customers each day through its network of retail gasoline stations in 23 states. The majority of Murphy USA stations are located in close proximity to Walmart stores. The company also markets gasoline and other products at standalone stations under the Murphy Express brand. Ranked 202 among Fortune 500 companies, Murphy USA reported revenue of $15 billion in 2014.

This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including the expected benefits of the transaction and our growth plans. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. As such, no assurances can be given that these events will occur or that the projections will be attained. Factors that could cause actual results to differ include, but are not limited to, a deterioration in the business or prospects of the U.S. retail marketing business, adverse developments in the U.S. retail marketing business’s markets or adverse developments in the U.S. or global capital markets, credit markets or economies generally, the volatility and level of crude oil, corn and other commodity prices, the volatility and level of gasoline prices, customer demand for our products, political and regulatory instability, and uncontrollable natural hazards.

For further discussion of risk factors, see Murphy USA’s most recent 10Q, the 2014 10K, and other filings with the SEC. Murphy USA takes no duty to publicly update or revise any forward-looking statements to reflect subsequent events or new information.